Exhibit 99.1

Advent Software Achieves Record Quarterly Revenue of $59.6 Million and Record Annual Revenue of $215.5 Million for 2007

Company Also Announces Record Term Contract Value of $81.3 Million for the Full Year 2007, a 66% Increase Over Previous Year

SAN FRANCISCO – February 5, 2008 – Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services to the investment management industry, announced today its financial results for the fourth quarter and full year ended December 31, 2007.

“2007 was a record-breaking year for Advent.  Our results in the fourth quarter cap off one of the strongest years in our 25-year history, with record revenue, record bookings, and record new client acquisitions for our leading accounting platforms,” said Stephanie DiMarco, Founder and Chief Executive Officer of Advent.  “The success we achieved last year across all parts of our business gives us an excellent foundation for our next phase of growth.”

Added DiMarco, “As we celebrate our 25th anniversary this year, we enter 2008 with a great deal of momentum.  Our market leading position, unique value proposition to customers, and our best of breed software solutions provide us an opportunity to capture an increasing share in this large and growing market. We have a clear opportunity to build on our momentum and extend our leadership as the provider-of-choice for mission-critical software and services to the investment management industry.”

RESULTS

The Company reported record revenue of $59.6 million for the fourth quarter of 2007, compared with $50.2 million in the fourth quarter of 2006.  Total revenues for the year ended December 31, 2007 were a record $215.5 million, a 17% increase over the $184.1 million recorded in 2006.

Total expenses, including cost of revenue, for the fourth quarter of 2007 were $55.8 million, compared with $52.4 million in the fourth quarter of 2006.  Total expenses, including cost of revenue, for the year ended December 31, 2007 were $202.9 million, compared with $184.4 million in 2006.

Expenses from stock-based compensation, amortization of developed technology and other intangibles, acquired in-process research and development, and restructuring, which are included in total expenses, totaled $4.6 million and $18.0 million for the fourth quarter and the fiscal year 2007, respectively, compared to $8.0 million and $22.4 million during the corresponding periods of 2006, respectively.

Income from operations for the fourth quarter of 2007 was $3.7 million, or 6% of revenue, compared with a loss from operations of $2.2 million, or 4% of revenue, in the fourth quarter of 2006.  Income from operations for the year ended December 31, 2007 was $12.5 million, or 6% of revenue, compared to a loss from operations of $0.3 million, or 0% of revenue, for 2006.

Net income for the fourth quarter of 2007 was $4.0 million, compared with net income of $76.6 million for the fourth quarter of 2006, which included a benefit from income taxes of $78.0 million related to the release of a valuation allowance against the company’s deferred tax assets.  Net income for the year ended December 31, 2007 was $12.8 million, compared to net income of $82.6 million for 2006.

On a fully diluted basis, earnings per share in the fourth quarter of 2007 were $0.14, which compares to diluted earnings per share of $2.62 in the fourth quarter of 2006, $2.66 of which represented a benefit from income taxes related to the release of the valuation allowance against the company’s deferred tax assets.  On a fully diluted basis, earnings per share for the year ended December 31, 2007 was $0.46, compared to $2.70 per diluted share for 2006.

Cash flow from operations in the fourth quarter of 2007 was approximately $24.1 million, compared with $15.2 million in the fourth quarter of 2006.  Cash flow from operations for the year ended December 31, 2007 was $62.3 million, a 33% increase over the previous year which was $46.8 million.  During the fourth quarter of 2007, the Company paid down $20.0 million of its debt under its revolving credit facility, resulting in a zero balance as of December 31, 2007.  Cash and cash equivalents totaled $49.6 million as of December 31, 2007.

Deferred revenues as of December 31, 2007 were $120.2 million, compared with $99.8 million at September 30, 2007, and $85.3 million at December 31, 2006.

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

•                  Record Term Contract Value:  Advent achieved record term contract value of $36.1 million, with an average term of 3.5 years, which translates to $10.4 million in annual contract value.  Term contract value was up 106% from the fourth quarter of 2006.  Term contract value for the full year was $81.3 million, a 66% increase over the previous year, and does not include APX migrations.  Weighted average term for the full year 2007 was 3.4 years, which translates to annual contract value for the full year of $24.1 million.

•                  Product Investment and Innovation:  Advent launched Advent Rules Manager™, the Company’s new trading compliance product.  Advent Rules Manager™ is a comprehensive solution that integrates seamlessly with Advent’s Moxy®, the industry’s most widely used order management system and delivers support for investment management firms’ increasingly complex trading compliance and portfolio monitoring requirements.

•                  Customer Momentum:  Advent saw continued momentum in customer wins.  APX sold a record 47 new contracts, bringing the total number of APX contracts to 193 worldwide.  Geneva® sold a record 21 new contracts, bringing the total number of Geneva contracts to 157 worldwide.

•                  Appointment of Chief Financial Officer: Craig Collins joined the executive management team as Chief Financial Officer designate and will assume the CFO role in March 2008 after Advent files its annual report on Form 10-K for the year ended December 31, 2007.

Mr. Collins is responsible for supporting the company’s growth strategies, maintaining communications with the investment community, and driving the operational excellence necessary to build value for shareholders for the long term.

•                  Bear Stearns Prime Brokerage Licenses Geneva®: Bear Stearns Prime Brokerage, one of the world’s largest prime brokerage firms, licensed Geneva®. With more than 100 clients worldwide, Geneva® customers include eight of the top ten global prime brokers, eight of the top ten fund administrators, 15 of the largest hedge funds, and many of the world’s largest and most prestigious investment managers.

•                  Vivid Orange Acquisition: MicroEdge, Inc., a wholly-owned subsidiary of Advent and the leading provider of solutions for the grant making community, acquired London-based Vivid Orange Limited.  Vivid Orange is a provider of developed solutions for the corporate marketplace in the areas of corporate giving and social responsibility.

FINANCIAL GUIDANCE

Advent issued the following guidance for the first quarter and the fiscal year 2008:

•                  Revenue in the first quarter is projected to be in the range of $59 million to $61 million and $248 million to $254 million for the fiscal year 2008;

•                  Operating cash flow for the full year 2008 is projected to be in the range of $68 million to $71 million;

•                  Income from operations for the first quarter is projected to be in the range of 2% to 5%.  For the full fiscal year, income from operations is projected to be in the range of 6% to 9%; and

•                  Diluted weighted average shares outstanding for the first quarter of 2008 will increase by approximately 0.5% to 1.0% from the fourth quarter of 2007 level of 28.2 million shares, excluding the impact of any share repurchases.

INVESTOR CALL

Advent Software, Inc. will host its Q4 2007 quarterly earnings conference call at 5:00 p.m. Eastern time today.  A Q4 2007 earnings presentation, including highlights and detailed financial information, is currently available on http://investor.advent.com.  To participate via phone, please dial 888-812-3873 and request conference ID #31890822.  A replay will be available through midnight, February 12, 2008, by calling 800-642-1687 and referencing conference ID #31890822.  The conference call will also be web-cast and pod-cast live and then archived on http://investor.advent.com.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a global firm, has provided trusted solutions to the world’s leading financial professionals since 1983.  Firms in 60 countries use Advent technology and manage investments totaling nearly US $18 trillion.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support organization.

FORWARD-LOOKING STATEMENTS

The financial projections under Financial Guidance and other forward-looking statements included in this presentation, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties, and our actual results may differ materially from those discussed here.  These risks and uncertainties include potential fluctuations in results and future growth rates, continued market acceptance of our APX, Geneva and Moxy products, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, and other risks detailed from time to time in our SEC reports including, but not limited to, our quarterly reports on Form 10-Q and our 2006 annual report on Form 10-K/A.  The company disclaims any intention or obligation to publicly update or revise any forward-looking statements including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Advent, Advent Portfolio Exchange, Geneva and Moxy are registered trademarks and Advent Rules Manager is a mark of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

# # #

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31 2007	December 31 2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$49,589	$55,068
Accounts receivable, net	47,574	41,336
Deferred taxes, current	10,288	7,950
Prepaid expenses and other	19,577	11,828

Total current assets	127,028	116,182
Property and equipment, net	27,779	27,338
Goodwill	106,842	98,382
Other intangibles, net	9,376	6,294
Deferred taxes, long-term	70,664	75,594
Other assets, net	10,646	15,857

Total assets	$352,335	$339,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,382	$5,083
Accrued liabilities	29,288	22,992
Deferred revenues	115,233	82,118
Income taxes payable	1,176	4,989

Total current liabilities	150,079	115,182
Deferred income taxes	959	225
Deferred revenue, long-term	4,939	3,195
Long-term debt	—	—
Other long-term liabilities	16,352	11,418

Total liabilities	172,329	130,020

Stockholders’ equity:
Common stock	265	272
Additional paid-in capital	326,964	309,993
Accumulated deficit	(161,525)	(111,387)
Accumulated other comprehensive income	14,302	10,749

Total stockholders’ equity	180,006	209,627

Total liabilities and stockholders’ equity	$352,335	$339,647

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006

Net revenues:
Term license, maintenance and other recurring	$43,923	$36,664	$166,705	$138,104
Perpetual license fees	8,834	7,828	26,504	27,098
Professional services and other	6,807	5,708	22,259	18,891

Total net revenues	59,564	50,200	215,468	184,093

Cost of revenues (1):
Term license, maintenance and other recurring	10,171	8,754	38,008	32,968
Perpetual license fees	219	209	851	817
Professional services and other	7,514	6,849	27,464	23,817
Amortization of developed technology	549	292	1,567	1,200

Total cost of revenues	18,453	16,104	67,890	58,802

Gross margin	41,111	34,096	147,578	125,291

Operating expenses (1):
Sales and marketing	15,066	13,711	55,422	50,177
Product development	11,863	9,260	41,869	34,859
General and administrative	9,745	9,026	34,759	32,936
Amortization of other intangibles	476	839	1,879	3,866
Acquired in-process research and development	150	—	150	—
Restructuring charges	63	3,416	965	3,735

Total operating expenses	37,363	36,252	135,044	125,573

Income (loss) from operations	3,748	(2,156)	12,534	(282)
Interest and other income (expense), net	217	800	4,465	3,853

Income (loss) before income taxes	3,965	(1,356)	16,999	3,571
Provision for (benefit from) income taxes	4	(78,001)	4,208	(79,031)

Net income	$3,961	$76,645	$12,791	$82,602

Net income per share:
Basic	$0.15	$2.79	$0.48	$2.85
Diluted	$0.14	$2.62	$0.46	$2.70

Weighted average shares used to compute net income per share:
Basic	26,317	27,490	26,495	29,003
Diluted	28,211	29,290	28,067	30,537

(1) Includes stock-based employee compensation expense as follows:

Cost of term license, maintenance and other recurring revenues	$286	$253	$1,156	$981
Cost of professional services and other revenues	223	195	769	788
Total cost of revenues	509	448	1,925	1,769

Sales and marketing	1,021	1,116	4,155	4,792
Product development	810	841	3,196	3,058
General and administrative	1,009	1,094	4,120	3,977
Total operating expenses	2,840	3,051	11,471	11,827

Total stock-based employee compensation expense	$3,349	$3,499	$13,396	$13,596

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 30
	2007	2006
Cash flows from operating activities:
Net income	$12,791	$82,602
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	13,396	13,596
Depreciation and amortization	11,185	12,764
Acquired in-process research and development	150	—
Loss on dispositions of fixed assets	651	205
Provision for doubtful accounts	79	988
Reduction of sales returns	(135)	(776)
(Gain) loss on investments	(4,265)	219
Other than temporary loss on private equity investment	585	—
Deferred income taxes	2,563	(83,380)
Other	172	(146)
Changes in operating assets and liabilities:
Accounts receivable	(6,280)	(8,782)
Prepaid and other assets	(10,019)	(1,808)
Accounts payable	189	63
Accrued liabilities	6,083	8,847
Deferred revenues	34,873	20,197
Income taxes payable	325	2,187

Net cash provided by operating activities	62,343	46,776

Cash flows from investing activities:
Net cash used in acquisitions	(8,211)	(97)
Purchases of property and equipment	(8,902)	(19,155)
Capitalized software development costs	(3,033)	(1,352)
Proceeds from sale of private equity investments	11,621	—
Purchases of marketable securities	—	(47,882)
Sales and maturities of marketable securities	24,921	115,763
Change in restricted cash	(372)	(1,256)

Net cash provided by investing activities	16,024	46,021

Cash flows from financing activities:
Proceeds from common stock issued through exercise of stock options	27,389	11,512
Proceeds from common stock issued under the employee stock purchase plan	3,913	3,021
Repurchase of common stock	(91,157)	(148,602)
Excess tax benefits from stock-based compensation	607	357
Proceeds from long-term borrowing	25,000	—
Repayment of long-term borrowing	(25,000)	—

Net cash used in financing activities	(59,248)	(133,712)

Effect of exchange rate changes on cash and cash equivalents	283	161

Net change in cash and cash equivalents	19,402	(40,754)
Cash and cash equivalents at beginning of period	30,187	70,941

Cash and cash equivalents at end of period	$49,589	$30,187